EXHIBIT 23.1

CONSENT OF RYDER SCOTT COMPANY, L.P.

Northern Oil and Gas, Inc.
315 Manitoba Avenue – Suite 200
Wayzata, Minnesota 55391

Gentlemen:

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Current Report on Form 8-K of Northern Oil and Gas, Inc., dated September 20, 2011 (the “ Current Report”).  We hereby further consent to the inclusion in the Current Report of estimates of oil and gas reserves contained in our reports as of December 31, 2010 and as of July 31, 2011, and to the inclusion of our reports dated December 31, 2010 and July 31, 2011 as exhibits to the Current Report.  We further consent to the incorporation by reference thereof into Northern Oil and Gas, Inc.’s Registration Statements on Form S-8 (Registration Nos. 333-148333 and 333-160602) and on Form S-3 (Registration Nos. 333-158320 and 333-163779).

 \s\  Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.

Denver, Colorado
September 20, 2011